                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

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              OMB APPROVAL
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OMB Number:          3235-0145
Expires:             August 31, 1999
Estimated average burden
hours per response..............  14.90
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                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                             NVIDIA Corporation
                  --------------------------------------------
                                (Name of Issuer)

                               Common Stock
                    ----------------------------------------
                         (Title of Class of Securities)

                                    67066G104
                    ---------------------------------------
                                 (CUSIP Number)

                               December 31, 1999
               -------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [x]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

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CUSIP No. 67066G104                                             13G                                 Page 2 of7 Pages
-----------------------------------------                                              ----------------------------------------
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
1                         NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                          Chris A. Malachowsky
------------------------------------------------------------------------------------------------------------
2                         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                          (a)[x]
                          (b)
------------------------------------------------------------------------------------------------------------
3                         SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4                         CITIZENSHIP OR PLACE OF ORGANIZATION

                          USA
------------------------------------------------------------------------------------------------------------
       NUMBER OF             5   SOLE VOTING POWER
        SHARES
     BENEFICIALLY                2,115,490/(1)/
       OWNED BY
         EACH                6   SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:               7   SOLE DISPOSITIVE POWER

                                 2,115,490/(1)/
                             8   SHARED DISPOSITIVE POWER

                                 -0-
------------------------------------------------------------------------------------------------------------
9                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          2,115,490/(1)/
------------------------------------------------------------------------------------------------------------
10                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
11                        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          6.8%
------------------------------------------------------------------------------------------------------------
12                        TYPE OF REPORTING PERSON*

                          IN
------------------------------------------------------------------------------------------------------------

(1) Includes 1,751,990 shares held by The Malachowsky Living Trust dated October 20, 1994 and 238,500 shares held by Malachowsky Investments, L.P. Also includes 125,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 67066G104                                             13G                                 Page 3 of 7 Pages
-----------------------------------------                                              ----------------------------------------
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
-----------------------------------------------------------------------------------------------------------
1                         NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                          Chris A. Malachowsky, as Trustee of The Chris and Melody Malachowsky Living Trust
                          dated October 20, 1994
------------------------------------------------------------------------------------------------------------
2                         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                          (a)[x]
                          (b)
------------------------------------------------------------------------------------------------------------
3                         SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4                         CITIZENSHIP OR PLACE OF ORGANIZATION

                          California
------------------------------------------------------------------------------------------------------------
       NUMBER OF             5   SOLE VOTING POWER
        SHARES
     BENEFICIALLY                1,751,990
       OWNED BY
         EACH                6   SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:               7   SOLE DISPOSITIVE POWER

                                 1,751,990

                             8   SHARED DISPOSITIVE POWER

                                 -0-
------------------------------------------------------------------------------------------------------------
9                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          1,751,990
------------------------------------------------------------------------------------------------------------
10                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
11                        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          5.6%
------------------------------------------------------------------------------------------------------------
12                        TYPE OF REPORTING PERSON*

                          OO
------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 67066G104                                             13G                                 Page 4 of 7 Pages
-----------------------------------------                                              ----------------------------------------
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
------------------------------------------------------------------------------------------------------------
1                         NAME OF REPORTING PERSON
                          I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)
                          Malachowsky Investments, L.P.
------------------------------------------------------------------------------------------------------------
2                         CHECK THE APPROPRIATE BOX IF A MEMBEROF A GROUP*
                          (a)[x]
                          (b)
------------------------------------------------------------------------------------------------------------
3                         SEC USE ONLY
------------------------------------------------------------------------------------------------------------
4                         CITIZENSHIP OR PLACE OF ORGANIZATION

                          California
------------------------------------------------------------------------------------------------------------
       NUMBER OF             5   SOLE VOTING POWER
        SHARES
     BENEFICIALLY                238,500
       OWNED BY
         EACH                6   SHARED VOTING POWER
       REPORTING
        PERSON                   -0-
         WITH:
                             7   SOLE DISPOSITIVE POWER

                                 238,500

                             8   SHARED DISPOSITIVE POWER

                                 -0-
------------------------------------------------------------------------------------------------------------
9                         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                          238,500
------------------------------------------------------------------------------------------------------------
10                        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
------------------------------------------------------------------------------------------------------------
11                        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                          0.8%
------------------------------------------------------------------------------------------------------------
12                        TYPE OF REPORTING PERSON*

                          PN
------------------------------------------------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.
        (a)  Name of Issuer:  NVIDIA Corporation

        (b)  Address of Issuer's Principal Executive Offices:
                    3535 Monroe Street
                    Santa Clara, CA  95051

Item 2.
        (a)  Name of Person Filing:
               Chris A. Malachowsky
               Chris A. Malachowsky, as Trustee of The Chris and Melody Malachowsky Living Trust dated October 20, 1994 ("Trust") Malachowsky Investments, L.P. ("Malachowsky Investments")

        (b)  Address of Principal Business Office or, if none, Residence
                    3535 Monroe Street
                    Santa Clara, CA  95051

        (c)  Citizenship
               Chris A. Malachowsky       USA
               Trust                      California
               Malachowsky Investments    California

        (d)  Title of Class of Securities:  Common Stock

        (e)  CUSIP Number:  67066G104

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

        Not applicable

Item 4. Ownership
       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially Owned:
               Chris A. Malachowsky       2,115,490*
               Trust                      1,751,990
               Malachowsky Investments    238,500

        (b)  Percent of Class:
               Chris A. Malachowsky       6.8%
               Trust                      5.6%
               Malachowsky Investments    0.8%

        (c)  Number of shares as to which such person has:
             (i)  Sole power to vote or to direct the vote:

               Chris A. Malachowsky       2,115,490*
               Trust                      1,751,990
               Malachowsky Investments    238,500

       (ii)     Shared power to vote or to direct the vote:

             Chris A. Malachowsky         0
             Trust                        0
             Malachowsky Investments      0

       (iii)    Sole power to dispose or to direct the disposition of:

             Chris A. Malachowsky         2,115,490*
             Trust                        1,751,990
             Malachowsky Investments      238,500

       (iv)     Shared power to dispose or to direct the disposition of:

             Chris A. Malachowsky         2,115,490*
             Trust                        1,751,990
             Malachowsky Investments      238,500

(1) Includes 1,751,990 shares held by The Malachowsky Living Trust dated October 20, 1994 and 238,500 shares held by Malachowsky Investments, L.P. Also includes 125,000 shares issuable pursuant to options exercisable within 60 days of December 31, 1999.

Item 5.  Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person


     Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not applicable.

Item 8.  Identification and Classification of Members of the Group

     Not applicable.

Item 9.  Notice of Dissolution of a Group

     Not applicable.

Item 10.  Certification

     Not applicable.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                              February 14, 2000
                                    --------------------------------------
                                                     Date

                                          /s/ Chris A. Malachowsky
                                    --------------------------------------
                                                   Signature


                                              Chris A. Malachowsky
                                    --------------------------------------

                                    Chris A. Malachowsky, as Trustee of The
                                    Chris and Melody Malachowsky Living Trust dated October 20, 1994

                                          /s/ Chris A. Malachowsky
                                    --------------------------------------
                                    Chris A. Malachowsky, Trustee

                                    Malachowsky Investments, L.P.

                                          /s/ Chris A. Malachowsky
                                    --------------------------------------
                                    Chris A. Malachowsky, General Partner